SMITH HELMS MULLISS & MOORE, L.L.P.
                        Attorneys at Law
                      Post Office Box 31247
                 Charlotte, North Carolina 28231
                      Telephone 704/343-2000
                     Telecopier 704/334-8467

                        February 1, 1995





NationsBank Corporation
NationsBank Corporate Center
Charlotte, North Carolina 28255

Re: Registration Statement on Form S-3 filed on February 1, 1995 with respect to $3,000,000,000 Aggregate Principal Amount of Debt Securities, Preferred Stock and Common Stock

Gentlemen:

     We have acted as counsel to NationsBank Corporation (the "Corporation") in connection with the registration by the Corporation of (A) up to $3,000,000,000 aggregate principal amount of its (i) unsecured debt securities (the "Debt Securities"), which may be either senior or subordinated, (ii) shares of its preferred stock (the "Preferred Stock"), which may be represented by depositary shares (the "Depositary Shares"), and (iii) shares of its common stock (the "Common Stock" and, together with the Debt Securities, Preferred Stock and Depositary Shares, the "Securities") and (B) an indeterminate amount of Securities that may be issued upon conversion of Debt Securities, Preferred Stock or Depositary Shares, as set forth in the Registration Statement on Form S-3 (the "Registration Statement") that is being filed on the date hereof with the Securities and Exchange Commission by the Corporation pursuant to the Securities Act of 1933, as amended. This opinion letter is Exhibit 5.1 to the Registration Statement.

     The Securities are to be issued, separately or together, in one or more series and are to be sold from time to time as set forth in the Registration Statement, the Prospectuses contained therein (each, a "Prospectus") and any amendments or supplements thereto.

     We have relied upon an officer's certificate as to corporate action heretofore taken with respect to the Securities.

     Based on the foregoing, we are of the opinion that: when (1) the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission, (2) the terms of any class or series of such Securities have been authorized by appropriate corporate action of the Corporation and (3) such


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Securities have been issued and sold upon the terms and
conditions set forth in the Registration Statement, the applicable Prospectus and the applicable supplement to such Prospectus, then (a) the Debt Securities will be validly authorized and issued and binding obligations of the Corporation, and (b) the shares of the Preferred Stock and Common Stock will be legally issued, fully paid and non-assessable.

     We hereby consent to be named in the Registration Statement and in each of the Prospectuses as attorneys who passed upon the legality of the Securities and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement.


                              Very truly yours,

                              SMITH HELMS MULLISS & MOORE, L.L.P.


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